As filed with the Securities and Exchange Commission on June 17, 2010

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GMX RESOURCES INC.

(Exact name of registrant as specified in its charter)

Oklahoma	73-1534474
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Benham Place 9400 North Broadway, Suite 600 Oklahoma City, Oklahoma	73114
(Address of Principal Executive Offices)	(Zip Code)

GMX RESOURCES INC.

Amended and Restated 2008 Long-Term Incentive Plan

(Full title of the plan)

Crowe & Dunlevy, A Professional Corporation

20 N. Broadway, Suite 1800

Oklahoma City, Oklahoma 73102

Attention: James W. Larimore

(405) 235-7700

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

                (Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common stock, par value, $.001 per share, to be issued pursuant to the GMX RESOURCES INC. Amended and Restated 2008 Long-Term Incentive Plan	1,000,000(2)	$6.72(1)	$6,720,000(1)	$479.14
Total	1,000,000	N/A	$6,720,000	$479.14

(1)	Estimated pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. As to shares under the GMX RESOURCES INC. Amended and Restated 2008 Long-Term Incentive Plan (the “Plan”), the price is based upon the average of the high and low prices of the common stock of the registrant on June 10, 2010, as reported on the New York Stock Exchange.
(2)	An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

EXPLANATORY NOTE

The contents of the registrant’s registration statement on Form S-8 (File No. 333-151916) relating to the registrant’s Amended and Restated 2008 Long-Term Incentive Plan (the “Plan”) are incorporated herein by reference. This registration statement has been filed in accordance with General Instruction E to Form S-8 for the purpose of registering the offer and sale of 1,000,000 additional shares of common stock in connection with the Plan.

For a list of exhibits filed as part of this registration statement, see the Exhibit Index hereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Oklahoma City, State of Oklahoma, on June 17, 2010.

GMX RESOURCES INC.

By:	/S/ JAMES A. MERRILL
James A. Merrill Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Ken L. Kenworthy, Jr. and James A. Merrill his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on his behalf individually and in each capacity stated below any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons as of this 17th day of June, 2010 in the capacities set forth below:

Name	Position

/S/ KEN L. KENWORTHY, JR. Ken L. Kenworthy, Jr.	Director and Chief Executive Officer (Principal Executive Officer)

/S/ JAMES A. MERRILL James A. Merrill	Chief Financial Officer (Principal Financial and Accounting Officer)

/S/ KEN L. KENWORTHY, SR. Ken L. Kenworthy, Sr.	Director

/S/ STEVEN CRAIG Steven Craig	Director

/S/ T. J. BOISMIER T.J. Boismier	Director

/S/ THOMAS G. CASSO Thomas G. Casso	Director

/S/ MICHAEL G. COOK Michael G. Cook	Director

/S/ JON W. “TUCKER” MCHUGH Jon W. “Tucker” McHugh	Director

INDEX TO EXHIBITS

5.1 *	Opinion of Crowe & Dunlevy, A Professional Corporation

23.1 *	Consent of Grant Thornton LLP

23.2 *	Consent of Smith Carney & Co., p.c.

23.3 *	Consent of MHA Petroleum Consultants

23.4	Consent of Crowe & Dunlevy, A Professional Corporation (included in the opinion filed as Exhibit 5.1 to this registration statement)

24.1	Power of Attorney (included in signature page to this registration statement)

*	Filed herewith

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